Exhibit 3.1

ARTICLES OF INCORPORATION
ENDORSED-FILED
IN THE OFFICE OF THE
SECRETARY OF STATE
OF THE STATE OF NEVADA
MAY 11, 2010
ROSS MILLER, SECRETARY OF STATE

ARTICLES OF INCORPORATION OF EMPIRE GLOBAL GAMING, INC.

FIRST: Name of Corporation: The name of the corporation is:
EMPIRE GLOBAL GAMING, INC

SECOND: Resident Agent Name and Street Address:
Desert Corporate Services, Inc., 409 Carnation Meadow Street
Las Vegas, NV 89130

THIRD: Shares: Number of shares with par value: 980,000,000;
Par Value 0.001; Number of shares without par value: -0-.

FOURTH: Governing Board: Shall be as Directors.

FIFTH: Purpose: The purpose of this Corporation shall be: Any lawful business for profit.

I hereby declare that I am the person who executed the foregoing Articles of Incorporation which execution is my own act and deed.

Executed May 11, 2010, California.

/s/ Robert T. Yarbray
Robert T. Yarbray